Exhibit 4.1

FIRST AMENDMENT (this “Warrant Amendment”)

Dated November 20, 2018

to:

that certain Warrant to Purchase Shares of ReWalk Robotics Ltd. (the “Company”) issued to Kreos Capital V (Expert Fund) L.P. (“Holder”, and together with the Company, the “Parties”), dated as of December 30, 2015.

WHEREAS:

A.	Holder is the holder of a Warrant to Purchase Shares of the Company, which entitles the Holder, upon the terms and conditions thereof, to purchase up to 167,012 Ordinary Shares (the “Kreos Warrant”); and

B.	On the date hereof, the Parties are entering into a Second Amendment to the Loan Agreement, as amended, between the Parties (the “Second Amendment”); and

B.	In conjunction with such Second Amendment, the Parties have agreed to amend the Exercise Price under the Kreos Warrant; and

C.	The Parties wish to enter into this Warrant Amendment to amend the Kreos Warrant in accordance with the above and as further detailed herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions

Unless otherwise defined herein, capitalized terms used but not defined in this Warrant Amendment shall have the meaning ascribed to them in (i) the Kreos Warrant, or (ii) if not defined in the Kreos Warrant or this Warrant Amendment – the Second Amendment.

2.	Exercise Price

Effective upon the closing of the Holder’s purchase in the Offering of Units or Pre-Funded Units for an aggregate purchase price, at the applicable public offering prices, of US$ 3,600,000, the Exercise Price of the Kreos Warrant shall be amended to become the exercise price of the common warrants included in the Units and the Pre-Funded Units, which is $0.30 per share. Kreos may, at its election, exchange the original Kreos Warrant for an amended warrant that reflects the terms of the Kreos Warrant as revised by this Warrant Amendment.

3.	Representations and Warranties of the Company

The Company represents and warrants to the Holder as follows as of the date hereof:

3.1.	This Warrant Amendment has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

3.2.	The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any preemptive or participation rights.

3.3.	The execution and delivery of this Warrant Amendment are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Articles, do not and will not contravene any law, regulation, judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

3.4.	All necessary consents of any third parties with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof have been obtained, and the Company has no outstanding issuance obligations or other similar rights with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof, or any such rights have been exercised, waived or cancelled.

4.	Representations and Warranties of the Holder

The Holder represents and warrants to the Company as follows as of the date hereof:

5.1	The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks contained in this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

5.2	The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

5.3	Upon issuance of the Shares, the Holder shall be subject to all rights and obligations as set forth in the Company Articles of Association, as may be amended from time to time.

5.	Survival of Provisions

Except as otherwise expressly amended hereby as set forth above, the terms, conditions, agreements and provisions set forth in the Kreos Warrant.

6.	General Provisions

6.1.	Entire Agreement

This Warrant Amendment shall be deemed for all intents and purposes as an integral part of the Kreos Warrant. The Kreos Warrant, as amended by this Warrant Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. In the event of any contradiction between the terms of the Kreos Warrant and the terms of this Warrant Amendment, the terms of this Warrant Amendment shall prevail.

6.2.	Counterparts

This Warrant Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Warrant Amendment by facsimile or email shall be effective as delivery of a manually executed counterpart of this Warrant Amendment.

- Signature page follows –

IN WITNESS WHEREOF, the undersigned have executed this WARRANT AMENDMENT as of the date set forth above.

COMPANY

Signed

/s/ Ori Gon

For and on behalf of

REWALK ROBOTICS LTD.

Name:	Ori Gon

Title:	Chief Financial Officer

HOLDER

Signed

/s/ Raoul Stein

For and on behalf of

KREOS CAPITAL V (Expert Fund) L.P.

Name:	Raoul Stein

Title:	General Partner